SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2007

North American Insurance Leaders, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32837	20-3284412
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

885 Third Avenue, 31st Floor, New York, NY	10022
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 319-9407

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On August 10, 2007, North American Insurance Leaders, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”), by and among Deep South Holding, L.P., a Texas limited partnership (“Seller”), the Company, NAIL Acquisition Corp. I, a Delaware corporation and a wholly-owned subsidiary of the Company (“Buyer”) and David J. Disiere (the “Stockholder”). Pursuant to the Purchase Agreement, (i) Buyer will purchase from Seller all of the outstanding equity interests of the subsidiaries of Seller (the “Deep South Subsidiaries”), as well as certain assets of Seller relating to the business of the Deep South Subsidiaries, such as contracts, leases, intellectual property and fixed assets, and (ii) Buyer will assume from Seller certain liabilities associated with such assets of Seller that are purchased. Following the closing of the transaction, Buyer will own 100% of the outstanding equity interests of the Deep South Subsidiaries.

The Deep South Subsidiaries are: Deep South Surplus, Inc., a Louisiana corporation, Deep South Surplus of Georgia, Inc., a Georgia corporation, Deep South Surplus of Arkansas, Inc., an Arkansas corporation, Deep South Surplus of Tennessee, Inc., a Tennessee corporation, Deep South Surplus of Colorado, Inc., a Colorado corporation, Deep South Surplus of Ohio, Inc., an Ohio corporation, Deep South Surplus of New Mexico, Inc., a New Mexico corporation, Deep South Surplus of Florida, Inc., a Florida corporation, Deep South Surplus of Oklahoma, Inc. an Oklahoma corporation, Deep South Surplus of California, Inc., a Texas corporation and Southern National Risk Management, Inc., a Louisiana corporation Deep South Surplus of Texas, L.P., a Texas limited partnership and Deep South Surplus of Texas Management, LLC, a Texas limited liability company.

Under the terms of the Purchase Agreement, the Company will acquire the Deep South Subsidiaries for an initial payment of an estimated $110 million. The initial consideration will be equal to 5.94x the proforma EBITDA of the business of the Deep South Subsidiaries for the twelve-month period ended December 31, 2007. The initial payment will be comprised of approximately 83% cash and 17% shares of the Company’s common stock. The Seller will have the opportunity to receive up to an additional $65 million in cash and stock through an earn-out arrangement based on the future financial performance of the Deep South Subsidiaries over the two years following closing.

The Purchase Agreement has been approved and adopted by the Company’s Board of Directors, but is subject to customary closing conditions, including, among others, the termination or expiration of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the approval of the Company’s stockholders. The Company and Buyer have entered into an employment agreement with the Stockholder that will become effective as of the closing; and will at closing also enter into employment agreements with certain key executives of the Deep South Subsidiaries. In addition, at closing, the parties will enter into various other agreements, including, an escrow agreement with respect to certain payments that may apply post-closing in the event of an adjustment to the earnings or working capital of the Deep South Subsidiaries, an assignment and assumption agreement with respect to the assets to be acquired by Buyer from Seller and a registration rights agreement and lock-up agreement with respect to certain shares of common stock of the Company issued to Seller in the transaction and issued to the Stockholder pursuant to his employment agreement with the Company.

The foregoing description of the Purchase Agreement is not complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference. The Purchase Agreement contains representations and warranties that the parties made to and solely for the benefit of each other. The assertions embodied in those representations and warranties are qualified in information contained in confidential disclosure schedules that the parties exchanged in connection with signing the Purchase Agreement. Accordingly, investors and security holders should not rely on the representations and warranties as characterizations of the actual state of facts, since they are modified by the underlying disclosure schedules. These disclosure schedules contain information that has been included in the Company’s prior public disclosures, as well as potential additional non-public information. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Purchase Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

Item 3.02.	Unregistered Sales of Equity Securities.

At closing, Seller will receive shares of the Company’s common stock as described above in Item 1.01. These shares of the Company’s common stock will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon the exemption from the registration requirements as provided in Section 4(2) of the Securities Act.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
2.1	Securities Purchase Agreement by and among Deep South Holding, L.P., North American Insurance Leaders, Inc., NAIL Acquisition Corp. I and David J. Disiere

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NORTH AMERICAN INSURANCE LEADERS, INC.
(Registrant)

By:	/s/ PAULA S. BUTLER
Name:	Paula S. Butler
Title:	Executive Vice President

Date: August 14, 2007